Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

AGREE REALTY CORPORATION REPORTS

FOURTH QUARTER AND RECORD FULL YEAR 2019 RESULTS

Bloomfield Hills, MI, February 20, 2020 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter and full year ended December 31, 2019. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Fourth Quarter 2019 Financial and Operating Highlights:

▪	Invested $141.1 million in 41 retail net lease properties

▪	Net Income per share attributable to the Company increased 39.9% to $0.52

▪	Net Income attributable to the Company increased 70.8% to $22.6 million

▪	Increased Core Funds from Operations (“Core FFO”) per share 12.3% to $0.81

▪	Increased Core FFO 37.0% to $35.0 million

▪	Increased Adjusted Funds from Operations (“AFFO”) per share 11.5% to $0.80

▪	Increased AFFO 36.1% to $34.5 million

▪	Declared a quarterly dividend of $0.585 per share, a 5.4% year-over-year increase

▪	Completed forward equity offerings for anticipated net proceeds of $144.7 million through the sale of 2,003,118 shares of common stock via the Company’s at-the-market equity program (“ATM Program”)

▪	Settled the entirety of the April 2019 forward equity offering for net proceeds of approximately $195.8 million

Full Year 2019 Financial and Operating Highlights:

▪	Invested or committed $733.8 million in 196 retail net lease properties

▪	Completed eight development and Partner Capital Solutions (“PCS”) projects

▪	Net Income per share attributable to the Company increased 8.4% to $1.93

▪	Net Income attributable to the Company increased 37.7% to $80.1 million

▪	Increased Core FFO per share 7.9% to $3.08

▪	Increased Core FFO 37.0% to $128.0 million

▪	Increased AFFO per share 6.6% to $3.02

▪	Increased AFFO 35.4% to $125.5 million

▪	Declared dividends of $2.280 per share, a 5.8% year-over-year increase

▪	Balance sheet positioned for growth at 4.5 times net debt to recurring EBITDA

1

Financial Results

Net Income

Net Income attributable to the Company for the three months ended December 31, 2019 increased 70.8% to $22.6 million, compared to $13.2 million for the comparable period in 2018. Net Income per share attributable to the Company for the three months ended December 31, 2019 increased 39.9% to $0.52, compared to $0.36 per share for the comparable period in 2018.

Net Income attributable to the Company for the twelve months ended December 31, 2019 increased 37.7% to $80.1 million, compared to $58.2 million for the comparable period in 2018. Net Income per share attributable to the Company for the twelve months ended December 31, 2019 increased 8.4% to $1.93, compared to $1.78 per share for the comparable period in 2018.

Core Funds from Operations

Core FFO for the three months ended December 31, 2019 increased 37.0% to $35.0 million, compared to Core FFO of $25.6 million for the comparable period in 2018. Core FFO per share for the three months ended December 31, 2019 increased 12.3% to $0.81, compared to Core FFO per share of $0.72 for the comparable period in 2018.

Core FFO for the twelve months ended December 31, 2019 increased 37.0% to $128.0 million, compared to Core FFO of $93.4 million for the comparable period in 2018. Core FFO per share for the twelve months ended December 31, 2019 increased 7.9% to $3.08, compared to Core FFO per share of $2.85 for the comparable period in 2018.

Adjusted Funds from Operations

AFFO for the three months ended December 31, 2019 increased 36.1% to $34.5 million, compared to AFFO of $25.4 million for the comparable period in 2018. AFFO per share for the three months ended December 31, 2019 increased 11.5% to $0.80, compared to AFFO per share of $0.71 for the comparable period in 2018.

AFFO for the twelve months ended December 31, 2019 increased 35.4% to $125.5 million, compared to AFFO of $92.7 million for the comparable period in 2018. AFFO per share for the twelve months ended December 31, 2019 increased 6.6% to $3.02, compared to AFFO per share of $2.83 for the comparable period in 2018.

Dividend

The Company paid a cash dividend of $0.585 per share on January 3, 2020 to stockholders of record on December 20, 2019, a 5.4% increase over the $0.555 quarterly dividend declared in the fourth quarter of 2018. The quarterly dividend represents payout ratios of approximately 72% of Core FFO per share and 73% of AFFO per share, respectively.

For the twelve months ended December 31, 2019, the Company declared dividends of $2.280 per share, a 5.8% increase over the dividends of $2.155 per share declared for the comparable period in 2018. The dividend represents payout ratios of approximately 74% of Core FFO per share and 76% of AFFO per share, respectively.

CEO Comments

“We are extremely pleased with our performance in 2019 as we continued to execute on our operating strategy,” said Joey Agree, President and Chief Executive Officer. “Our best-in-class retail portfolio benefitted from another year of record investment volume and opportunistic disposition activities. Our focus on industry-leading retailers resulted in a 680-basis point increase in our investment grade exposure while our conservative approach to the balance sheet has positioned our company for another year of strong growth.”

2

Portfolio Update

As of December 31, 2019, the Company’s growing portfolio consisted of 821 properties located in 46 states totaling approximately 14.6 million square feet of gross leasable space.

The portfolio was approximately 99.6% leased, had a weighted-average remaining lease term of approximately 10.0 years, and generated 58.2% of annualized base rents from investment grade retail tenants or parent entities thereof.

Ground Lease Portfolio

As of December 31, 2019, the Company’s ground lease portfolio consisted of 64 properties located in 24 states and totaled approximately 2.1 million square feet of gross leasable space. Properties ground leased to tenants accounted for 8.5% of annualized base rents.

The ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 10.7 years, and generated 88.5% of annualized base rents from investment grade retail tenants or parent entities thereof.

Acquisitions

Total acquisition volume for the fourth quarter of 2019, excluding acquisition and closing costs, was approximately $138.0 million and included 39 assets net leased to leading retailers operating in the off-price retail, convenience store, auto parts, tire and auto service, dollar store, home improvement, grocery, and crafts and novelties sectors. The properties are located in 24 states and leased to tenants operating in 17 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.9% and had a weighted-average remaining lease term of approximately 10.9 years. Approximately 71.5% of annualized base rents acquired were generated from investment grade retail tenants or parent entities thereof.

For the twelve months ended December 31, 2019, total acquisition volume, excluding acquisition and closing costs, was approximately $701.4 million. The 186 acquired properties are located in 40 states and leased to 56 diverse tenants who operate in 22 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.9% and had a weighted-average remaining lease term of approximately 11.7 years. Approximately 76.7% of annualized base rents acquired were generated from investment grade retail tenants or parent entities thereof.

The Company’s outlook for acquisition volume in 2020, which assumes continued growth in economic activity, positive business trends and other significant assumptions, is between $600 and $700 million of high-quality retail net lease properties.

Dispositions

During the fourth quarter, the Company sold seven properties for gross proceeds of approximately $31.8 million. The dispositions were completed at a weighted-average capitalization rate of 7.3%.

During the twelve months ended December 31, 2019, the Company divested 16 properties for total gross proceeds of $67.2 million. The weighted-average capitalization rate of the dispositions was 7.2%.

The Company’s disposition guidance for 2020 is between $25 million and $75 million.

3

Development and Partner Capital Solutions

In the fourth quarter of 2019, the Company completed landlord’s work for ALDI and Harbor Freight Tools at the Company’s redevelopment of the former Kmart space in Frankfort, Kentucky. Landlord’s work continued for Big Lots at the same project as of December 31, 2019, and the Company anticipates completion and full rent commencement in the first quarter of 2020.

Construction continued during the fourth quarter on the Company’s first development with Tractor Supply in Hart, Michigan. The project is anticipated to be completed in the first quarter of 2020.

For the twelve months ended December 31, 2019, the Company had 10 development or PCS projects completed or under construction. Anticipated total costs are approximately $32.4 million and include the following projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
Mister Car Wash	Orlando, FL	Build-to-Suit	20 years	Q1 2019	Complete
Mister Car Wash	Tavares, FL	Build-to-Suit	20 years	Q1 2019	Complete
Sunbelt Rentals	Maumee, OH	Build-to-Suit	10 years	Q1 2019	Complete
Sunbelt Rentals	Batavia, OH	Build-to-Suit	10 years	Q2 2019	Complete
Sunbelt Rentals	Georgetown, KY	Build-to-Suit	15 years	Q3 2019	Complete
Gerber Collision	Round Lake, IL	Build-to-Suit	15 years	Q3 2019	Complete
Sunbelt Rentals	Carrizo Springs, TX	Build-to-Suit	10 years	Q3 2019	Complete
Hobby Lobby	Mt. Pleasant, MI	Build-to-Suit	15 years	Q3 2019	Complete
ALDI	Frankfort, KY	Build-to-Suit	10 years	Q4 2019	Complete
Harbor Freight Tools	Frankfort, KY	Build-to-Suit	10 years	Q4 2019	Complete
Big Lots	Frankfort, KY	Build-to-Suit	10 years	Q1 2020	Under Construction
Tractor Supply	Hart, MI	Build-to-Suit	10 years	Q1 2020	Under Construction

4

Leasing Activity and Expirations

During the fourth quarter, the Company executed new leases, extensions or options on approximately 55,000 square feet of gross leasable area throughout the existing portfolio.

For the twelve months ended December 31, 2019, the Company executed new leases, extensions or options on approximately 370,000 square feet of gross leasable area throughout the existing portfolio.

At year end, the Company’s 2020 lease maturities represented 0.5% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of December 31, 2019, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2020	8	$1,045	0.5%	113	0.8%
2021	27	5,262	2.6%	318	2.2%
2022	22	4,064	2.0%	367	2.5%
2023	40	7,283	3.6%	726	5.0%
2024	38	11,725	5.7%	1,307	9.0%
2025	49	11,925	5.8%	1,015	7.0%
2026	63	10,992	5.4%	1,069	7.3%
2027	63	15,534	7.6%	1,171	8.1%
2028	64	16,283	8.0%	1,233	8.5%
2029	81	24,098	11.8%	1,839	12.6%
Thereafter	448	95,935	47.0%	5,382	37.0%
Total Portfolio	903	$204,146	100.0%	14,541	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of December 31, 2019 but that had not yet commenced.

Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of December 31, 2019, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

5

Top Tenants

The Company added TBC Corporation, Sunbelt Rentals and Home Depot to its top tenants during 2019. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of December 31, 2019:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Sherwin-Williams	$10,001	4.9%
Walmart	8,530	4.2%
TJX Companies	7,661	3.8%
Walgreens	6,957	3.4%
Best Buy	6,220	3.0%
Dollar General	6,130	3.0%
Tractor Supply	5,919	2.9%
O'Reilly Auto Parts	5,800	2.8%
CVS	5,530	2.7%
LA Fitness	5,091	2.5%
Home Depot	4,549	2.2%
Lowe's	4,215	2.1%
Dollar Tree	4,201	2.1%
Sunbelt Rentals	4,151	2.0%
AutoZone	3,853	1.9%
TBC Corporation	3,837	1.9%
Wawa	3,793	1.9%
Hobby Lobby	3,733	1.8%
Mister Car Wash	3,510	1.7%
Dave & Buster's	3,117	1.5%
Burlington	3,097	1.5%
Other(2)	94,251	46.2%
Total Portfolio	$204,146	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

Bolded and italicized tenants represent additions for the twelve months ended December 31, 2019.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

6

Retail Sectors

The following table presents annualized base rents for the Company’s top retail sectors that represent 2.5% or greater of the Company’s total annualized base rent as of December 31, 2019:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Home Improvement	$21,991	10.8%
Tire and Auto Service	15,639	7.7%
Grocery Stores	14,028	6.9%
Pharmacy	13,308	6.5%
Off-Price Retail	12,969	6.4%
Convenience Stores	12,817	6.3%
Auto Parts	11,242	5.5%
Dollar Stores	9,122	4.5%
General Merchandise	7,791	3.8%
Consumer Electronics	7,576	3.7%
Health and Fitness	7,499	3.7%
Farm and Rural Supply	6,996	3.4%
Restaurants - Quick Service	6,525	3.2%
Crafts and Novelties	6,186	3.0%
Home Furnishings	5,154	2.5%
Other(2)	45,303	22.1%
Total Portfolio	$204,146	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2)	Includes sectors generating less than 2.5% of Annualized Base Rent.

7

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of December 31, 2019:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Michigan	$17,373	8.5%
Texas	14,243	7.0%
Florida	12,692	6.2%
Illinois	12,076	5.9%
Pennsylvania	10,654	5.2%
Ohio	10,057	4.9%
New Jersey	8,739	4.3%
Virginia	8,216	4.0%
Georgia	7,333	3.6%
Wisconsin	6,857	3.4%
Missouri	6,270	3.1%
North Carolina	5,795	2.8%
Louisiana	5,774	2.8%
Other(2)	78,067	38.3%
Total Portfolio	$204,146	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2)	Includes states generating less than 2.5% of Annualized Base Rent.

8

Capital Markets and Balance Sheet

Capital Markets

During 2019, the Company executed numerous capital markets transactions to fund strategic growth and maintain a fortified balance sheet:

▪	In March 2019, the Company sold 886,768 shares of common stock through its ATM Program at an average price of $66.83 per share, raising gross proceeds of approximately $59.3 million.

▪	In May 2019, the Company settled the entirety of a 3,500,000-share forward equity offering and received net proceeds of approximately $186.0 million. The follow-on offering closed in September 2018 at a public offering price of $55.20 per share.

▪	In July 2019, the Company entered into a new $400.0 million ATM Program through which the Company may, from time to time, sell shares of common stock. In addition to selling shares of common stock, the Company may enter into forward sale agreements through its ATM Program.

▪	During the third quarter of 2019, the Company sold 444,228 shares of common stock through its new ATM Program at an average price of $74.30 per share, raising gross proceeds of approximately $33.0 million.

▪	In October 2019, the Company funded the private placement of $125.0 million principal amount of senior unsecured notes (the “Notes”). In June 2019, the Company priced the Notes which bear interest at an annual fixed rate of 4.47% and mature on October 30, 2031. In March 2019, the Company entered into forward-starting interest rate swap agreements to fix the interest for $100.0 million of long-term debt until maturity. The Company terminated the swap agreements at the time of pricing the Notes. Considering the effect of the terminated swap agreements, the blended all-in rate to the Company for the $125.0 million aggregate principal amount of Notes is 4.42%.

▪	In December 2019, the Company entered into a Second Amended and Restated Revolving Credit and Term Loan Agreement to increase its senior unsecured credit facility (the “Credit Facility”) to $600 million. The Credit Facility is comprised of a $500 million unsecured revolving credit facility (the “Revolving Facility”) and $65 million and $35 million unsecured term loans (together, the “Unsecured Term Loans”). The Credit Facility includes an accordion option that allows the Company to request additional lender commitments up to a total of $1.1 billion. The Revolving Facility will mature in January 2024 with options to extend the maturity date to January 2025, and the Unsecured Term Loans will mature in January 2024.

▪	In December 2019, the Company settled the entirety of a 3,162,500-share forward equity offering and received net proceeds of approximately $195.8 million. The follow-on offering was initially commenced in April 2019 at a public offering price of $65.85 per share.

▪	During the fourth quarter of 2019, the Company entered into forward sale agreements in connection with its ATM Program to sell an aggregate of 2,003,118 shares of common stock (the “ATM Forward Offerings”) at an average gross price of $73.34 per share. Upon settlement, the ATM Forward Offerings are anticipated to raise net proceeds of approximately $144.7 million after deducting fees and expenses and making certain other adjustments as provided in the equity distribution agreements. To date, the Company has not received any proceeds from the sale of shares under the ATM Forward Offerings.

9

Balance Sheet

As of December 31, 2019, the Company’s net debt to recurring EBITDA was 4.5 times and its fixed charge coverage ratio was 4.3 times. When deducting the anticipated net proceeds of $144.7 million from the Company’s net debt of $834.0 million, the Company’s proforma net debt to recurring EBITDA is 3.7 times. The Company’s total debt to enterprise value was 21.6%. Enterprise value is calculated as the sum of net debt and the market value of the Company’s outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three and twelve months ended December 31, 2019, the Company’s fully diluted weighted-average shares outstanding were 43.0 million and 41.2 million, respectively. The basic weighted-average shares outstanding for the three and twelve months ended December 31, 2019 were 42.3 million and 40.6 million, respectively.

For the three and twelve months ended December 31, 2019, the Company’s fully diluted weighted-average shares and units outstanding were 43.3 million and 41.6 million, respectively. The basic weighted-average shares and units outstanding for the three and twelve months ended December 31, 2019 were 42.6 million and 40.9 million, respectively.

The Company’s assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of December 31, 2019, there were 347,619 operating partnership units outstanding and the Company held a 99.2% interest in the operating partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Friday, February 21, 2020 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of December 31, 2019, the Company owned and operated a portfolio of 821 properties, located in 46 states and containing approximately 14.6 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

10

Forward-Looking Statements

This press release contains certain “forward-looking” statements relating to, among other things, projected financial and operating results. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include but are not limited to factors described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risk factors in the Company’s most recent Annual Report on Form 10-K and subsequent quarterly reports. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements included in this press release are made as of the date hereof. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations or assumptions.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com. The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices.

###

Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

11

Agree Realty Corporation
Consolidated Balance Sheet
($ in thousands, except share and per-share data)
(Unaudited)

	December 31, 2019	December 31, 2018
Assets:
Real Estate Investments:
Land	$735,991	$553,704
Buildings	1,600,293	1,194,985
Accumulated depreciation	(127,748)	(100,312)
Property under development	10,056	12,957
Net real estate investments	2,218,592	1,661,334
Real estate held for sale, net	3,750	-
Cash and cash equivalents	15,603	53,955
Cash held in escrows	26,554	20
Accounts receivable - tenants	26,808	21,547
Lease intangibles, net of accumulated amortization of $89,118 and $62,543 at December 31, 2019 and December 31, 2018, respectively	343,514	280,153
Other assets, net	29,709	11,180
Total Assets	$2,664,530	$2,028,189

Liabilities:
Mortgage notes payable, net	$36,698	$60,926
Unsecured term loans, net	237,403	256,419
Senior unsecured notes, net	509,198	384,064
Unsecured revolving credit facility	89,000	19,000
Dividends and distributions payable	25,014	21,031
Accounts payable, accrued expenses and other liabilities	48,987	21,045
Lease intangibles, net of accumulated amortization of $19,307 and $15,177 at December 31, 2019 and December 31, 2018, respectively	26,668	27,218
Total Liabilities	$972,968	$789,703

Equity:
Common stock, $.0001 par value, 90,000,000 shares authorized, 45,573,623 and 37,545,790 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	$5	$4
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized	-	-
Additional paid-in capital	1,752,912	1,277,592
Dividends in excess of net income	(57,094)	(42,945)
Accumulated other comprehensive income (loss)	(6,492)	1,424
Total Equity - Agree Realty Corporation	$1,689,331	$1,236,075
Non-controlling interest	2,231	2,411
Total Equity	$1,691,562	$1,238,486
Total Liabilities and Equity	$2,664,530	$2,028,189

12

Agree Realty Corporation
Consolidated Statements of Operations and Comprehensive Income
($ in thousands, except share and per share-data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Revenues
Rental Income	$52,039	$37,403	$187,279	$136,884
Other	96	45	199	238
Total Revenues	$52,135	$37,448	$187,478	$137,122

Operating Expenses
Real estate taxes	$4,504	$2,896	$15,520	$10,721
Property operating expenses	1,916	1,990	6,749	5,645
Land lease expense	320	134	1,242	645
General and administrative	3,820	3,172	15,566	11,756
Depreciation and amortization	13,106	8,449	45,703	33,030
Provision for impairment	-	668	1,609	2,319
Total Operating Expenses	$23,666	$17,309	$86,389	$64,116

Income from Operations	$28,469	$20,139	$101,089	$73,006

Other (Expense) Income
Interest expense, net	$(9,730)	$(6,907)	$(33,094)	$(24,872)
Gain (loss) on sale of assets, net	4,333	231	13,306	11,180
Income tax expense	(328)	(125)	(538)	(516)

Net Income	$22,744	$13,338	$80,763	$58,798

Less Net Income Attributable to Non-Controlling Interest	185	126	682	626

Net Income Attributable to Agree Realty Corporation	$22,559	$13,212	$80,081	$58,172

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$0.53	$0.37	$1.96	$1.80
Diluted	$0.52	$0.36	$1.93	$1.78

Other Comprehensive Income
Net Income	$22,744	$13,338	$80,763	$58,798
Changes in fair value of interest rate swaps	5,842	(3,112)	(8,775)	54
Realized gain (loss) on settlement of interest rate swaps	(14)	-	788	-
Total Comprehensive Income	28,572	10,226	72,776	58,852
Comprehensive Income Attributable to Non-Controlling Interest	(502)	(97)	(611)	(631)
Comprehensive Income Attributable to Agree Realty Corporation	$28,070	$10,129	$72,165	$58,221

Weighted Average Number of Common Shares Outstanding - Basic	42,287,660	34,856,396	40,577,346	32,070,255
Weighted Average Number of Common Shares Outstanding - Diluted	42,996,318	35,179,168	41,223,614	32,401,122

13

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Net Income	$22,744	$13,338	$80,763	$58,798
Depreciation of rental real estate assets	9,563	6,808	34,349	24,553
Amortization of lease intangibles - in-place leases and leasing costs	3,453	1,929	11,071	8,271
Provision for impairment	-	668	1,609	2,319
(Gain) loss on sale of assets, net	(4,333)	(231)	(13,306)	(11,180)
Funds from Operations	$31,427	$22,512	$114,486	$82,761
Amortization of above (below) market lease intangibles, net	3,618	3,076	13,501	10,668
Core Funds from Operations	$35,045	$25,588	$127,987	$93,429
Straight-line accrued rent	(1,928)	(1,305)	(7,093)	(4,648)
Deferred tax expense (benefit)	-	-	(475)	-
Stock based compensation expense	1,134	852	4,106	3,227
Amortization of financing costs	165	145	706	578
Non-real estate depreciation	89	82	283	146
Adjusted Funds from Operations	$34,505	$25,362	$125,514	$92,732

Funds from Operations per common share - Basic	$0.74	$0.64	$2.80	$2.55
Funds from Operations per common share - Diluted	$0.73	$0.63	$2.75	$2.53

Core Funds from Operations per common share - Basic	$0.82	$0.73	$3.13	$2.88
Core Funds from Operations per common share - Diluted	$0.81	$0.72	$3.08	$2.85

Adjusted Funds from Operations per common share - Basic	$0.81	$0.72	$3.07	$2.86
Adjusted Funds from Operations per common share - Diluted	$0.80	$0.71	$3.02	$2.83

Weighted Average Number of Common Shares and Units Outstanding - Basic	42,635,279	35,204,015	40,924,965	32,417,874
Weighted Average Number of Common Shares and Units Outstanding - Diluted	43,343,937	35,526,787	41,571,233	32,748,741

Supplemental Information:
Scheduled principal repayments	$251	$850	$2,401	$3,337
Capitalized interest	89	67	410	448
Capitalized building improvements	1,251	594	2,451	1,635

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of noncash amortization of above- and below- market lease intangibles. Under Nareit’s definition of FFO, lease intangibles created upon acquisition of a net lease must be amortized over the remaining term of the lease. The Company believes that by recognizing amortization charges for above- and below-market lease intangibles, the utility of FFO as a financial performance measure can be diminished. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash and/or infrequently recurring items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

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Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended December 31,
	2019
Net Income	$22,744
Interest expense, net	9,730
Income tax expense	328
Depreciation of rental real estate assets	9,563
Amortization of lease intangibles - in-place leases and leasing costs	3,453
Non-real estate depreciation	89
(Gain) loss on sale of assets, net	(4,333)
EBITDAre	$41,574

Run-Rate Impact of Investment and Disposition Activity	$1,435
Amortization of above (below) market lease intangibles, net	3,618
Recurring EBITDA	$46,627

Annualized Recurring EBITDA	$186,508

Total Debt	$876,115
Cash, cash equivalents and cash held in escrows	(42,157)
Net Debt	$833,958

Net Debt to Recurring EBITDA	4.5	x

Net Debt	$833,958
Anticipated Net Proceeds from ATM Forward Offerings	(144,676)
Proforma Net Debt	$689,282

Proforma Net Debt to Recurring EBITDA	3.7	x

Non-GAAP Financial Measures

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

15

Net Debt

The Company defines Net Debt as total debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the ATM Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the ATM Forward Offerings on the Company’s capital structure, its future borrowing capacity, and its ability to service its debt.

ATM Forward Equity Offerings

In the fourth quarter of 2019, the Company issued 2,003,118 shares of common stock in connection with forward sale agreements through its ATM Program. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $144.7 million. The anticipated net proceeds are calculated as the 2,003,118 shares of common stock multiplied by the applicable forward sale price as of December 31, 2019. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the ATM Forward Offerings by the fourth quarter of 2020.

16

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Rental Income Source(1)
Minimum rents(2)	$47,759	$34,856	$172,548	$127,748
Percentage rents(2)	50	46	336	261
Operating cost reimbursement(2)	5,920	4,272	20,801	14,887
Straight-line rental adjustments(3)	1,928	1,305	7,094	4,656
Amortization of (above) below market lease intangibles(4)	(3,618)	(3,076)	(13,500)	(10,668)
Total Rental Income	$52,039	$37,403	$187,279	$136,884

(1)  The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2)  Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3)  Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4)  In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property. Effective in 2019, the Company began classifying amortization of above- and below-market lease intangibles as a net reduction of rental income and has reclassified prior periods for comparability.

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